AMENDMENT NO. 1 TO EMPLOYMENT AGREEMENT

This is Amendment No. 1 ("Amendment No. 1") to that certain Employment Agreement dated as of October 1, 1996, between World Airways, Inc., a Delaware corporation ("World") and Ahmad M. Khatib ("Khatib"), (the "Agreement").

WHEREAS, Pursuant to Section 4 (d) of the Agreement Mr. Khatib is required to hold a certain amount of any combination of the common stock of World Airways and/or WorldCorp; and

WHEREAS, it is the intention of the parties that shares of common stock of World Airways and WorldCorp allocated to Mr. Khatib's ESSOP account be counted toward meeting the stock ownership requirement.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged,, the parties to this Amendment No. 1 agree as follows:

1. The Agreement is hereby amended so that the sentence beginning on line five, beginning "For purposes..." is restated as follows:

         For purposes of this Agreement, any shares of World Airways Common Stock or WorldCorp Common Stock (i) allocated to Mr. Khatib's ESSOP account, (ii) owned by members of Khatib's immediate family (i.e., spouse, sons or daughters), or (iii) a revocable grantor trust of which he is the grantor, shall be counted towards Khatib's stock ownership and holding requirements.

2. Except as expressly amended herein, the Agreement, as amended through the date hereof, and each and every provision thereof, remains in full force and effect.

IN WITNESS WHEREOF, the parties have executed this Amendment No. 1 this 30th day of April, 1997.

                                            WORLD AIRWAYS, INC.


                                            By:______________________________
                                               Russell L. Ray, Jr.
                                               President and CEO


                                               ______________________________
                                               Ahmad M. Khatib